UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BROOKFIELD HOMES CORPORATION

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

BROOKFIELD HOMES CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
April 30, 2010
Fellow Stockholders of Brookfield Homes Corporation:
     You are invited to attend the 2010 Annual Meeting of Stockholders of Brookfield Homes Corporation. The Annual Meeting will be held at the Hilton McLean Tysons Corner Hotel, 7920 Jones Branch Drive, McLean, Virginia on April 30, 2010 at 11:00 a.m., Eastern Time, for the following purposes:
•	to elect nine directors;

•	to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2010; and

•	to conduct other business properly brought before the meeting.
     Only stockholders of record at the close of business on March 5, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
     While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. Whether or not you plan to attend the meeting, your vote is very important. A form of proxy and voting instructions will be made available to you electronically on the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the form of proxy together with our proxy statement and 2009 Annual Report will be mailed to our stockholders of record on or about March 16, 2010. WE URGE YOU TO COMPLETE THE FORM OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE NOTICE SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.
     If you desire any additional information concerning the Annual Meeting or the matters to be acted upon at the meeting, we would be glad to hear from you. Please contact the undersigned at 858-481-2965.
Yours very truly,
Shane D. Pearson
Secretary to the Board of Directors
Fairfax, Virginia
March 16, 2010

BROOKFIELD HOMES CORPORATION
8500 Executive Park Avenue, Suite 300
Fairfax, Virginia 22031
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 30, 2010
GENERAL
Time, Place and Purposes of Meeting
The 2010 Annual Meeting of Stockholders of Brookfield Homes Corporation will be held on April 30, 2010 at 11:00 a.m., Eastern Time, at the Hilton McLean Tysons Corner Hotel, 7920 Jones Branch Drive, McLean, Virginia (in this proxy statement, unless the context requires otherwise, references to “we,” “our,” “us,” and “company” refer to Brookfield Homes Corporation). The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this proxy statement is attached.
Internet Availability of Proxy Materials
Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record on or about March 16, 2010. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
Solicitation of Proxies
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors. We expect that this proxy statement and a form of proxy will first be made available on or about March 16, 2010 to stockholders of record on March 5, 2010 (the “Record Date”). We will bear the entire cost of this solicitation. The solicitation of proxies will be made primarily pursuant to rules adopted by the Securities and Exchange Commission related to internet availability of proxy materials. In addition, our directors, officers and regular employees may make solicitations by telephone, telegraph, e-mail or personal interview, and may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward a Notice of Internet Availability of Proxy Materials, and to the extent permitted, proxies and/or proxy materials to their principals and obtain authorization for the execution and return of such proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.
Voting of Proxies
Stockholders of record may vote either by casting votes in person at the meeting, or by following the instructions to vote by proxy contained in the Notice. The procedures to vote by proxy are designed to authenticate votes cast by use of a control number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.
Revocation of Proxies
Any proxy given may be revoked by you at any time before it is exercised by filing with us a notice in writing revoking it or by duly executing a proxy at a later date. Proxies also may be revoked in person at the Annual Meeting if you desire to vote your shares in person. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specifications of the proxies, or, absent a specification, as recommended by the board of directors.

Outstanding Shares and Voting Rights
March 5, 2010 has been set as the Record Date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. There were 28,402,299 shares of our common stock, $0.01 par value per share, issued and outstanding on February 25, 2010. On any matter submitted to a stockholder vote, each holder of our common stock will be entitled to one vote, in person or by proxy, for each share of common stock registered in his, her or its name on the books of our company as of the Record Date. In accordance with our By-laws, a list of such stockholders will be available for examination by any stockholder at our Fairfax office, 8500 Executive Park Avenue, Suite 300, Fairfax, Virginia, for at least ten days before the Annual Meeting.
Quorum Requirement
Our By-laws provide that at any meeting of stockholders, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of our issued and outstanding capital stock entitled to vote at said meeting.
Vote Required
If a broker holds your shares, a Notice has been sent to the broker. You may have received the Notice directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you do not give your broker instructions or discretionary authority to vote your shares on the proposals and your broker indicates to us such lack of authority, your shares will be “broker non-votes” with respect to the proposals for which the broker does not have authority to vote. Broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as shares entitled to vote for Proposal One – Election of Directors.
If you abstain from voting on the proposals, your shares will be counted as present at the meeting for purposes of determining a quorum, and entitled to vote. As a result, abstentions will have no effect on the election of directors but will have the effect of a vote against the other proposals being considered at the meeting. If you submit a proxy without specifying a vote, your proxy will be voted as recommended by our board of directors.
In the election for directors, the nine persons receiving the highest number of “for” votes will be elected.
The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2010 requires approval by a majority of shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting.
If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend upon the nature of the proposal. Generally, under Delaware General Corporate Law the number of votes required to approve a proposal is a majority of the shares of common stock entitled to vote and present in person or by proxy represented at the Annual Meeting. The form of proxy gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the stockholders at the meeting.
Stockholders Sharing Same Address
In some cases, only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the Notice to a stockholder at a shared address to which a single copy was delivered. You can notify us that you wish to receive a separate copy of our notices in the future, or alternatively, that you wish to receive a single copy instead of multiple copies. Contact information for these purposes is: Brookfield Homes Corporation, Attention: Investor Relations, 8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031, telephone number: 858-481-2567, or email: lnorthwood@brookfieldhomes.com.

PROPOSAL ONE – ELECTION OF DIRECTORS
Our board of directors has nominated the nine persons set forth below for election as our directors at the Annual Meeting, a majority of whom are independent. All of the nominees are currently serving as our directors.
Unless otherwise specified in the form of proxy, the shares voted pursuant thereto will be voted for each of the persons named below as nominees for election as directors. All directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. If any nominee is unable to serve, the proxies will be voted by the proxy holders in their discretion for another person. The board of directors has no reason to believe that any nominee will not be able to serve as a director for his or her prescribed term.

Director
Name	Age	Since	Principal Occupation and Business Experience
Ian G. Cockwell	62	2002	Ian Cockwell was appointed President and Chief Executive Officer of our company in October 2002.

The Governance and Nominating Committee has concluded that Mr. Cockwell should serve as a director based upon his 30 years of real estate experience and the senior executive roles he has held for the past 16 years with our company.

Robert A. Ferchat	75	2002	Robert Ferchat became a director in December 2002. Mr. Ferchat was Chairman and Chief Executive Officer of BCE Mobile Communications, Inc., a telecommunications company, from 1994 until 1999. Mr. Ferchat served as a director of Brookfield Properties, an affiliate of our company, from 1997 until 2002. Mr. Ferchat was a director of GST Telecommunications, Inc., a competitive local exchange carrier, which filed a Chapter 11 application in June 2000.

The Governance and Nominating Committee has concluded that Mr. Ferchat should serve as a director based upon his 27 years of real estate board of directors experience and his more than 45 years of senior management experience. The Committee also considered Mr. Ferchat’s accounting experience and education.

J. Bruce Flatt	44	2002	Bruce Flatt became a director in October 2002 and served as Chairman of Brookfield Homes from October 2002 to May 2007. Since February 2002, Mr. Flatt has served as Senior Managing Partner and Chief Executive Officer of Brookfield Asset Management Inc., our largest stockholder, prior to which he served as the President and Chief Executive Officer of Brookfield Properties beginning in April 2000. Between August 1995 and April 2000, Mr. Flatt served as President and Chief Operating Officer of Brookfield Properties. Mr. Flatt is currently a director of Brookfield Asset Management Inc. and Brookfield Properties.

The Governance and Nominating Committee has concluded that Mr. Flatt should serve as a director based upon his 16 years of real estate experience and the senior executive roles he has held during that time with Brookfield’s property operations.

Director
Name	Age	Since	Principal Occupation and Business Experience
Bruce T. Lehman	57	2002	Bruce Lehman became a director in December 2002. During that period, Mr. Lehman has invested and held Principal positions with Armada, LLC and Summit Land Partners, LLC with a primary focus on residential land investments. He is presently investing for his individual account. Prior to this, Mr. Lehman was an independent consultant, providing strategic advice to clients in the homebuilding industry from 2000 to 2002. Mr. Lehman was President-Merchant Housing Division, of Catellus Residential Group, a wholly-owned subsidiary of Catellus Development Corp., a real estate development company, from 1996 until 2000. Mr. Lehman also held this position with Catellus Residential Group’s predecessor company, Akins Real Estate Group, from 1989 until 2000.

The Governance and Nominating Committee has concluded that Mr. Lehman should serve as a director based upon his 26 years of real estate experience in residential development and homebuilding. The Committee also considered that Mr. Lehman was qualified as a Certified Public Accountant.

Alan Norris	53	2003	Alan Norris became a director in February 2003. Mr. Norris is President and Chief Executive Officer of Carma Group, a developer of master-planned communities wholly-owned by Brookfield Properties. Mr. Norris joined Carma in 1983 and assumed increasingly senior positions over the next 11 years when he was appointed to his current position.

The Governance and Nominating Committee has concluded that Mr. Norris should serve as a director based upon his 27 years of real estate experience and the senior executive roles he has held with Carma Group, a land and housing company. The Committee also considered Mr. Norris’ possession of overall management skills and his qualifications as a Chartered Accountant.

Timothy R. Price	67	2009	Timothy Price became a director in February 2009. Mr. Price has served as Chairman of Brookfield Funds since 1996 and was also Chairman, Brookfield Financial Corporation until December 31, 2004. Mr. Price was previously a director of our company from August 6, 2004 to October 4, 2006.

The Governance and Nominating Committee has concluded that Mr. Price should serve as a director based upon his 32 years of merchant banking and financial services experience in senior roles. The Committee also considered that Mr. Price was qualified as a Chartered Accountant.

Director
Name	Age	Since	Principal Occupation and Business Experience
David M. Sherman	52	2003	David Sherman became a director in February 2003. Mr. Sherman is a Co-Managing Member of Metropolitan Real Estate Equity Management, LLC, a real estate fund-of-funds manager, a position he has held since the firm’s inception in 2002. From 2002 to 2006, Mr. Sherman also served as an adjunct professor of real estate at Columbia University Graduate School of Business Administration. Mr. Sherman was the Managing Director, and head of REIT Equity Research at Salomon Smith Barney, Inc. from 1995 until 2000. Prior to this, Mr. Sherman held various positions in real estate investment banking and finance.

The Governance and Nominating Committee has concluded that Mr. Sherman should serve as a director based upon his 28 years of real estate, investment banking and finance experience, including eight years as a Co-Managing Member of a real estate fund-of-funds manager.

Robert L. Stelzl	64	2002	Robert Stelzl became a director in December 2002 and has served as Chairman since May 2007. Mr. Stelzl is President of Rivas Capital, a private real estate investor and fund manager. Mr. Stelzl is retired from Colony Capital LLC, a global real estate private equity investor, where he was a Principal since 1995. Mr. Stelzl is currently a director of Brookfield Properties.

The Governance and Nominating Committee has concluded that Mr. Stelzl should serve as a director based upon his 35 years of real estate experience, including 14 years as a principal with the global real estate investment fund, Colony Capital, LLC, together with his experience in real estate finance, reporting, investment analysis and general management.

Michael D. Young	65	2007	Michael Young became a director in February 2007. Mr. Young is President of Quadrant Capital Partners, Inc., a private equity firm with offices in Dallas and Toronto. Mr. Young served as Managing Director of CIBC World Markets Inc., a financial services firm, from 1994 until 2003. Mr. Young has been a trustee of Calloway Real Estate Investment Trust since 2003.

The Governance and Nominating Committee has concluded that Mr. Young should serve as a director based upon his 30 years of capital markets and private equity experience. The Committee also considered Mr. Young’s skills in valuation, organization building and compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES.

BENEFICIAL OWNERSHIP OF COMMON STOCK
Security Ownership of Principal Stockholders and Management
The following table shows the beneficial ownership of shares of our outstanding common stock as of February 25, 2010 by:
•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table on page 21 under “EXECUTIVE COMPENSATION” (the “named executive officers”); and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities (refer to Note 1 to the table for additional information about how beneficial ownership is calculated). Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of
	Common Stock Beneficially Owned
	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned (1) (2)	of Class (3)
Brookfield Asset Management Inc. (4) Suite 300, Brookfield Place 181 Bay Street, Toronto, Ontario M5J 2T3	52,604,459 (5)	82.40
Ian G. Cockwell (6)	54,153,945	84.51
Robert A. Ferchat	4,475	*
J. Bruce Flatt (6)	52,640,491	82.46
Craig J. Laurie	3,090	*
Bruce T. Lehman	—	*
Alan Norris	3,000	*
Timothy R. Price	19,763	*
William B. Seith	78,000	*
David M. Sherman	8,500	*
Robert L. Stelzl	3,600	*
Michael D. Young	8,500	*
All directors and officers as a group (11 persons)	54,318,905	84.66

*	Less than 1%.

(1)	Under the rules of the Securities and Exchange Commission governing the determination of beneficial ownership of securities, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which the person has no economic interest.

(2)	Beneficial ownership includes 35,437,482 shares that Brookfield Asset Management Inc. (“Brookfield”) could acquire upon conversion of its shares of our 8% convertible preferred stock. Beneficial ownership also includes shares held indirectly through Partners Limited (“Partners”), which is described in Note 4 below. Beneficial ownership also includes shares that the executive officers and directors could acquire by exercising stock options on, or within 60 days after, February 25, 2010 as follows: Mr. Cockwell – 243,000; and Mr. Seith – 78,000. Refer to the section of this proxy statement entitled “Executive Compensation” for details of issued stock options. No shares are pledged as security by any of the named executive officers or directors.

(3)	The percentages are calculated based on the 28,402,299 shares of our common stock that are outstanding as of February 25, 2010. For each person, separately, his, her or its percentage was calculated by including his, her or its options and shares to be acquired upon conversion of our 8% convertible preferred stock, as set forth in Note 2 in both the numerator and the denominator, and for the group, the percentage was calculated by including the aggregate number of options and shares to be acquired upon conversion of our 8% convertible preferred stock, set forth in Note 2 in both the numerator and the denominator.

(4)	Brookfield is an asset management company listed on the New York and Toronto stock exchanges. J. Bruce Flatt, a director of our company, is also a director and Senior Managing Partner and Chief Executive Officer of Brookfield. We are advised by Brookfield that its major shareholder is Partners. Partners and its shareholders, collectively own, directly or indirectly, exercise control or direction over, or have contractual arrangements, such as options to acquire or otherwise hold beneficial interests in approximately 100 million Class A Limited Voting Shares, representing approximately 17% of the outstanding Class A Limited Voting Shares of Brookfield on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of Brookfield. Messrs. Cockwell, Flatt, Norris and Price, who are directors and/or officers of our company, are also shareholders of Partners and may be deemed to share beneficial ownership of our common stock with Brookfield. There are approximately 40 shareholders of Partners, none of whom hold more than a 20% effective equity interest. To the extent any of such shareholders is deemed to be a beneficial owner of shares of our common stock held by Brookfield, such person disclaims beneficial ownership of those shares of our common stock.

(5)	Based solely upon information contained in the Schedule 13D/A of Brookfield filed with the Securities and Exchange Commission on January 11, 2010 with respect to common stock owned as of December 31, 2009.

(6)	Includes 52,604,459 shares beneficially owned by Brookfield. Messrs. Cockwell and Flatt disclaim beneficial ownership of the shares of common stock held beneficially by Brookfield.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Corporate Governance Standards
Our board of directors has adopted a Statement of Corporate Governance Practices which contains a number of corporate governance standards designed to comply with the New York Stock Exchange’s Corporate Governance Rules (the “NYSE Rules”) and the rules and regulations of the Securities and Exchange Commission (the “SEC Rules”). The significant corporate governance standards adopted by the board of directors are discussed below. The Statement of Corporate Governance Practices is posted on our website under the Investor Relations and Corporate Governance links and is available in print to any stockholder who so requests. Our website is www.brookfieldhomes.com.
Controlled Company
Brookfield Asset Management Inc. exercises voting power over approximately 60% of our outstanding common stock (approximately 82% assuming full conversion by it of our 8% Convertible Preferred Stock, Series A owned by it). As such, we are a “Controlled Company” under NYSE Rules. At present, we have not elected to utilize any of the controlled company corporate governance exemptions available to us under the NYSE Rules.
Director Independence
The board has adopted a set of “Independence Standards” consistent with the NYSE Rules, to assist it in determining whether a member of the board is independent under the NYSE Rules. The Independence Standards are contained in our Statement of Corporate Governance Practices discussed above. In order to be determined to be independent in accordance with these Independence Standards, a director must have no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company), other than as a director of our company. The Independence Standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with our company, our management or our independent auditor. To assist the board in determining director independence, a director is not independent if:
•	the director is or has been within the last three years, an employee of our company, or an immediate family member is, or has been within the last three years, an executive officer of our company;

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of a firm that is our company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
Based on the Independence Standards, the board has determined that Robert A. Ferchat, Bruce T. Lehman, David M. Sherman, Robert L. Stelzl and Michael D. Young are independent, for purposes of serving as independent members of the board of directors, the Management Resources and Compensation Committee and the Governance and Nominating Committee. None of our independent directors have any relationship with our company or its affiliates except for serving as a director of our company, other than Robert L. Stelzl, who is an independent director of Brookfield Properties Corporation, an affiliate of our company.

Board Leadership Structure
We have chosen to separate the Chief Executive Officer and the independent non-executive board of directors Chairman positions, which we believe enhances the independence of the board of directors and contributes to effective Chief Executive Officer oversight and accountability.
Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert
In addition to being independent based on the Independence Standards, the NYSE Rules and related SEC Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Audit Committee Charter contains a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. See “Committees of the Board – Audit Committee” for further information about the independence of the Audit Committee.
Regular Meetings of Independent Directors
At the time of each regularly scheduled board meeting, the independent directors ordinarily will meet separately for a period of time. The independent non-executive Chairman of the board of directors presides over the independent director sessions. The independent directors may also meet at such other times as determined by the Chairman or at the request of any independent director.
Stockholder Communications
Stockholders may send communications to the board of directors by writing to our Corporate Secretary, 8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031. Communications will be reviewed and investigated and referred to the board of directors for appropriate action. Interested parties with a good faith concern about our company’s conduct and who wish to contact the independent non-executive Chairman of the board of directors directly may do so by writing to: Chairman of the Board of Directors, Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031. The status of all outstanding concerns addressed to the Chairman will be reported to the directors as appropriate, on at least a quarterly basis.
Code of Ethics
We have adopted a code of ethics that applies to our employees, officers and directors, including our principal executive officer and principal financial and accounting officer. The code of ethics is available on our website at www.brookfieldhomes.com and is available in print to any shareholder who requests it. Any amendments to, or waivers from, our code of ethics, as they relate to any executive officer or director, including our principal executive officer and principal financial and accounting officer must be approved by the board of directors or a committee thereof and be promptly disclosed to shareholders. We plan to disclose such waivers and amendments on our website, as well as to comply with other applicable requirements.
Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters
In accordance with SEC Rules, the Audit Committee has established the following procedures for (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees concerning questionable accounting or auditing matters.
Interested parties may report complaints regarding accounting, internal accounting controls or auditing matters involving Brookfield Homes by writing to the Chairman of the Audit Committee, Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031. Complaints will be reviewed and investigated as appropriate. Employees who wish to submit concerns regarding questionable accounting or auditing matters and who wish to do so confidentially and anonymously, may follow the procedures described above, omitting any return address or other identifying feature.
Procedures Regarding Director Candidates Recommended by Stockholders
The Governance and Nominating Committee will consider a candidate recommended for the board of directors by stockholders owning at least 10% of the outstanding shares of our company if such recommending stockholder or stockholders follow the procedures set forth below. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to or mailed and received at our principal executive offices (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date. The stockholder notice must set forth the following: as to the person the stockholder recommends for nomination for election as a director, all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14(a) under the Securities Exchange Act of 1934, which must include the written consent of the nominee to serve as a director if elected; as to the nominating stockholder, such stockholder’s name and address as they appear on our books, the class and number of shares of our common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder; and as to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of our common stock they beneficially own.
In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.
The Governance and Nominating Committee is directed to determine the appropriate characteristics, skills and experience for each director position and for the board as a whole. Directors should possess the highest personal, professional and ethical standards, integrity and values, and be committed to representing the long-term interests of the stockholders. If a director candidate is recommended by a stockholder, the Governance and Nominating Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.
When considering nominees to fill independent director vacancies on the board of directors, consideration will be given to strengthening the board of directors’ overall diversity, including without limitation directors’ background, experience, knowledge, capabilities, age, gender and geographic representation to reflect our company’s business activities. The Governance and Nominating Committee will assess the effectiveness of this policy by evaluating, when applicable, the extent to which any new independent director nominee improves the overall diversity of the board of directors when measured against these criteria.
Risk Oversight
Brookfield Homes’ board of directors oversees the management of our company’s affairs directly and though its committees. In doing so, the board of directors acts at all times with a view to the best interests of our company and our stockholders. In fulfilling its mandate, the board of directors, among other matters is responsible for reviewing the principal risks of our company’s business to ensure the appropriate systems are in place to manage these risks. The Audit Committee is charged with the responsibility to assist the board of directors in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, the Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices.
Meetings of the Board
The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board also annually reviews and approves our business plan and long-term strategy. In addition, directors are expected to attend the annual meeting of stockholders. During the 2009 fiscal year, the board met six times, including four regularly scheduled quarterly meetings and two special meetings, and acted four times by written consent. Each director attended 100 percent of the board and committee meetings for which they were a member during the 2009 fiscal year, with the exception of Mr. Flatt, who was unable to attend two special meetings out of six board meetings. Three directors attended the annual meeting of stockholders held in March 2009. Four regular meetings are scheduled for 2010. Meeting frequency and agenda items may change as needed.
At the time of each regularly scheduled board meeting, the independent directors ordinarily will meet separately for a period of time. The independent non-executive Chairman will preside over the independent director sessions.

Committees of the Board
The board of directors believes that committees assist in the effective functioning of the board and that the composition of board committees should ensure that the views of independent directors are effectively represented. The board has three committees: the Audit Committee, the Governance and Nominating Committee and the Management Resources and Compensation Committee. Each committee operates pursuant to a written charter. Each charter is posted on our website, www.brookfieldhomes.com, under the Corporate Governance link and is available in print to any stockholder who so requests. Special committees may be formed from time to time as required to review particular matters or transactions. While the board retains overall responsibility for corporate governance matters, the Audit Committee, the Governance and Nominating Committee and the Management Resources and Compensation Committee each have specific responsibilities for certain aspects of corporate governance as described below.
Audit Committee
We have a separately designated Audit Committee established in accordance with the Exchange Act. The Audit Committee is appointed by the board of directors to assist it in monitoring: (1) the integrity of our financial statements, including audits thereof; (2) our accounting and financial reporting processes and system of internal controls and procedures for financial reporting and accounting compliance; (3) the independent auditor’s qualifications and independence; (4) the performance of our internal audit function and independent auditors; (5) our compliance with legal and regulatory requirements; (6) our relationship with the independent auditors; and (7) our principal financial risks and the processes employed to manage such risks. The Audit Committee of the board is currently comprised of three directors: Robert A. Ferchat (Chairman), Bruce T. Lehman and Robert L. Stelzl. Each member of the Audit Committee has been determined by the board to be “independent” and “financially literate” within the meaning of the NYSE Rules and SEC Rules. The board has determined that the Audit Committee Chairman, Mr. Ferchat, is an “audit committee financial expert” within the meaning of such rules. The Audit Committee met four times during the 2009 fiscal year.
Governance and Nominating Committee
The Governance and Nominating Committee is appointed by the board of directors to assist the board in carrying out its responsibilities by reviewing corporate governance and board nominee matters and making recommendations to the board as appropriate. In particular, the Committee is responsible for identifying individuals qualified to become board members consistent with criteria approved by the board, recommending to the board proposed nominees for election to the board at the annual meeting of stockholders, developing and recommending to the board corporate governance principles, and overseeing the evaluation and effectiveness of the board. The Governance and Nominating Committee is comprised of three directors: David M. Sherman (Chairman), Robert A. Ferchat and Michael D. Young. Each member of the Governance and Nominating Committee has been determined by the board to be independent within the meaning of the NYSE Rules. The Governance and Nominating Committee met twice during the 2009 fiscal year.
Management Resources and Compensation Committee
The Management Resources and Compensation Committee is appointed by the board of directors to assist the board in carrying out its responsibilities by reviewing management resources and compensation matters and making recommendations to the board as appropriate. In particular, the Management Resources and Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our company’s named executive officers, including responsibility to:
•	review the adequacy and form of, and approve the compensation of our company’s Chief Executive Officer, Chief Financial Officer and any other named executive officers;

•	review and make recommendations to the Board with respect to our stock option and deferred share unit plans, and approve any proposed awards under such plans;

•	ensure that all equity-compensation plans and material revisions to such plans are approved by our stockholders;

•	review and make recommendations to the Board with respect to any change to our compensation plans involving a material annual change in cost to our company;

•	review corporate goals and objectives relevant to the compensation of our Chief Executive Officer ; and

•	evaluate the performance of the Chief Executive Officer in light of such goals and objectives.

The role of the Management Resources and Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis,” together with a description of our company’s procedures for the consideration and determination of executive compensation. The Management Resources and Compensation Committee upon majority approval of its members, may delegate its duties and responsibilities to sub-committees of the Committee. No such authority has been delegated. The Management Resources and Compensation Committee is comprised of the following three directors: Bruce T. Lehman (Chairman), David M. Sherman and Michael D. Young. Each member of the Management Resources and Compensation Committee has been determined by the board to be independent within the meaning of the NYSE Rules. The Management Resources and Compensation Committee met four times during the 2009 fiscal year.
Compensation Committee Interlocks and Insider Participation
Bruce T. Lehman, David M. Sherman, Robert L. Stelzl and Michael D. Young served as members of the Management Resources and Compensation Committee in respect of the 2009 fiscal year, none of whom has served Brookfield Homes in any capacity other than as a member of the board or a member of a committee thereof. There are no other relationships requiring disclosure under this item.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our Compensation Discussion and Analysis explains the material elements of our company’s compensation arrangements for our Chief Executive Officer, Chief Financial Officer and other named executive officer. It should be read in connection with the Summary Compensation Table and related tables and narrative disclosures under “Executive Compensation” below. Additional disclosure is provided below regarding the material compensation arrangements for the senior operating employees of our company’s business units, none of whom are executive officers of our company (the “Senior Operating Management”).
Our Compensation Discussion and Analysis addresses the following topics relating to the compensation of our named executive officers:
•	an overview of the compensation objectives and related policies;

•	the compensation-setting process;

•	each element of compensation and how the amounts payable under each element are determined; and

•	the compensation decisions and analysis for fiscal 2009.
Executive Summary
The Management Resources and Compensation Committee (the “Compensation Committee” or “Committee”) of the board of directors of Brookfield Homes is responsible for discharging the board’s responsibilities relating to the compensation of our named executive officers. For more information on the Committee, its members and its processes, see “Information Regarding the Board of Directors – Committees of the Board – Management Resources and Compensation Committee.”
Our company’s objective in setting compensation is to create stockholder value over the long term, represented by the total return on our common stockholders’ equity. Accordingly, the compensation policies for our named executive officers are designed to align their interests with those of our stockholders by providing an overall competitive compensation package with a higher proportion of total compensation derived from the opportunity to participate in the long-term ownership participation plans. The principal elements of executive compensation for 2009 were:
•	short-term compensation (base salary and annual bonus award); and

•	direct and indirect long-term ownership participation (stock options and deferred share units).
We consider that the total compensation for our named executive officers in respect of the 2009 fiscal year is focused on aligning their interests with those of our stockholders, and is consistent with our company’s overall compensation objectives and the specific policies that are outlined in our Compensation Discussion and Analysis that follow.
Compensation Objectives and Policies
Overview
Our company’s objective in setting compensation is to create stockholder value over the long term, represented by the total return on our common stockholders’ equity. We also consider the performance of the named executive officers collectively in meeting corporate performance objectives, the relative roles and responsibilities of each named executive officer as compared to the other named executive officers and the performance of our company relative to the industry. A specific objective of our company is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach.
Compensation Policies
In order to achieve our compensation objectives, we believe that:
•	short-term cash compensation (base salaries and annual bonus awards) for the named executive officers should be set below the median level of total cash compensation for comparable companies within the homebuilding industry, in return for the opportunity to participate in the total return on our common stockholders’ equity over the long term. For the named executive officers, this results in direct and indirect long-term ownership participation (stock options and deferred share units) being targeted at the upper quartile level for comparable companies within the homebuilding industry;

•	in order to foster a team-based approach, which we believe is fundamental to meeting our objective of maximizing the total return on our common stockholders’ equity over the long term, the difference between the base salaries and annual bonus awards of the Chief Executive Officer and the other named executive officers is significantly less than in comparable companies; and

•	compensation arrangements for the named executive officers are related to the achievement of our company’s corporate performance objectives reviewed by the Compensation Committee at the beginning of each fiscal year. Our pay-for-performance philosophy is reflected in our compensation practices, which link a portion of executive compensation to the achievement of short-term and long-term objectives. Furthering our company’s pay-for-performance objectives:
•	a significant portion of compensation for the named executive officers is contingent on, and variable with, the total return on our common stockholders’ equity;

•	compensation of the named executive officers is at the discretion of the Compensation Committee; and

•	there are no employment, severance or change-in-control agreements with any of the named executive officers except for a stock option plan that provides for accelerated vesting on a change-in-control for all participants in the plan. An estimate of the compensation that would have been payable had such change-in-control provision been triggered as of the fiscal year-end are detailed under “Executive Compensation – Potential Payments upon Termination or a Change-in-Control.”
Benchmarking
In furtherance of the compensation objectives outlined above, we compare our compensation levels with those of other public companies within the homebuilding industry. This benchmarking is done with respect to each of the key elements of compensation (base salary, annual bonus and direct and indirect long-term ownership participation), as well as the compensation of individual named executive officers where job descriptions are sufficiently similar. As outlined in our compensation objectives, base salary and annual bonus awards are targeted below the median level of total cash compensation for comparable companies within the homebuilding industry in return for an opportunity to participate in our company’s long-term ownership participation plans at the upper quartile level for these companies.
The group of comparable companies used for fiscal 2009 was comprised of the following seven publicly traded homebuilding companies:

Beazer Homes USA	MI Homes
Hovnanian Enterprises	Standard Pacific
Lennar Corporation	Toll Brothers
Meritage Homes
Individual Compensation Summaries – Total Compensation
To assist it in its review of executive compensation decisions, the Compensation Committee reviews for each named executive officer a compensation summary (or “tally sheet”), that sets forth the total dollar value of the named executive officer’s annual compensation, including base salary, annual bonus award, long-term ownership participation (stock option and deferred share unit grants) and any other compensation. The Committee uses tally sheets to estimate total annual compensation to the named executive officers and to utilize in its benchmarking exercise. While the Committee considers from time-to-time compensation previously paid to the named executive officers, the primary focus of the Committee’s compensation actions is on motivating the future performance of the named executive officers.

The Compensation Process
Compensation decisions are made in the first quarter of the fiscal year, at the time of the approval of the previous year’s financial statements. At this first quarter Compensation Committee meeting, the performance of the named executive officers for the previous fiscal year is evaluated and annual bonus, stock option and deferred share unit awards are granted with respect to performance during that year. Also at this meeting, base salaries are set for the upcoming fiscal year. Compensation decisions are approved by the Compensation Committee in an executive session, without management present.
Management’s Role in the Compensation Process
The Chief Executive Officer and the Chief Financial Officer play a role in the compensation review process. The most significant aspects of their roles are:
•	recommending base salary levels, annual bonus awards and long-term ownership participation levels for executive officers (other than for themselves) and senior operating management; and

•	outlining performance and progress in meeting corporate objectives.
The Chief Executive Officer and Chief Financial Officer prepare meeting information for each Compensation Committee meeting and are expected to be available to attend meetings or portions thereof upon request of the Committee to answer questions arising out of the materials presented.
Compensation Committee Advisors
The Compensation Committee Charter grants the Committee the sole authority to retain and terminate any consultant to be used to assist in the evaluation of named executive officer compensation, including sole authority to approve any consultant’s fees and other retention terms. The Compensation Committee did not retain an advisor with respect to the compensation arrangements of our named executive officers in 2009, 2008 or 2007.
Elements of Compensation
The compensation arrangements for our named executive officers are focused on aligning their interests with those of our stockholders and are comprised of two components:
•	short-term compensation (base salary and annual bonus award); and

•	direct and indirect long-term ownership participation (stock options and deferred share units).
For Craig Laurie, who was appointed Chief Financial Officer on November 28, 2008, no base salary or annual bonus was paid by our company in 2009 or 2008. Details of the Management Services Agreement effective February 2, 2009, relating to the employment of Mr. Laurie as our Chief Financial Officer during this period are provided under the heading “Other 2009 and 2010 Compensation Matters” below. This agreement was terminated effective December 31, 2009.
(i) Short-Term Compensation
Short-term compensation arrangements for the named executive officers consist of a base salary and an annual bonus award. Base salaries are intended to provide the executive with a base level of annual income that is not contingent on Brookfield Homes’ performance. Annual bonus awards are intended to compensate the named executive officers for annual performance as described below. Base salary and annual bonus award recommendations are submitted to the Compensation Committee for its consideration by the Chief Executive Officer (other than for himself) in the first quarter of the fiscal year, at the time of the approval of the previous year’s financial statements. Base salary and annual bonus awards are approved by the Compensation Committee in an executive session without management present.
We believe that: base salaries and annual bonus awards for the named executive officers should be set below the median level for comparable companies within the homebuilding industry, in return for the opportunity for these individuals to participate at the upper quartile level in the long-term ownership participation plans; and in order to foster a team-based approach, which we believe is fundamental to meeting our long-term objectives, the difference between the base salaries and annual bonus awards of the Chief Executive Officer and the other named executive officers is significantly less than in these comparable companies.

Base salaries are reviewed annually to ensure that they reflect the relative contribution of each individual and the principles set forth above. The determination of relative contribution is a subjective evaluation based on an individual’s contribution to creating stockholder value, experience and level of responsibility. No quantitative relative weights are assigned to these factors when setting base salaries.
Bonus awards are reviewed annually and generally range between 50% and 100% of base salary, determined primarily on the named executive officer’s performance in meeting our corporate performance objectives (outlined below under “2009 and 2010 Short-Term Compensation Decisions and Analysis”), our performance relative to the industry and the principles set forth above. The performance of our company is measured by the achievement of financial and other objectives reviewed at the beginning of the fiscal year. No quantitative relative weights are assigned to these factors when setting annual bonus awards.
In order to further our company’s overall compensation objective of aligning the interests of our named executive officers with those of our stockholders, the Chief Executive Officer may elect to receive all or a portion of his annual bonus award, if any, in deferred share units of our company, as described below under “Long-Term Ownership Participation.”
2009 and 2010 Short-Term Compensation Decisions and Analysis
The following table details base salaries and annual bonus awards for our named executive officers for the 2009, 2008 and 2007 fiscal years, together with the median base salaries and annual bonus awards earned by executives holding similar positions at companies in the benchmarked group. Base salaries for fiscal 2010 and annual bonus awards for fiscal 2009 were set in the first quarter of 2010.

	2009 Base Salary	2008 Base Salary		2007 Base Salary	Median Base Salary and Bonus –
Name	and Bonus	and Bonus		and Bonus	Benchmarked Companies

Ian G. Cockwell	$490,000	$350,000	(2)	$475,000	$1,158,750
Craig J. Laurie (1)	—	—		—	$790,372
William B. Seith	$250,000	$210,000	(2)	$260,000	$479,500

(1)	Craig Laurie was appointed Chief Financial Officer effective November 28, 2008. Mr. Laurie received no base salary or annual bonus from our company or any of our subsidiaries in 2009 or 2008. Details of the Management Services Agreement relating to the employment of Mr. Laurie as our Chief Financial Officer during this period are provided under the heading “Other 2009 and 2010 Compensation Matters” below. This agreement was terminated effective December 31, 2009.

(2)	Messrs. Cockwell and Seith received no annual bonus for fiscal 2008.
In setting base salaries and annual bonus awards for fiscal 2009, the Compensation Committee considered in particular, the following:
•	the base salaries and annual bonus awards of between $250,000 and $490,000 for the named executive officers were below the median base salaries and annual bonus awards earned by executives holding similar positions at comparable companies within the homebuilding industry;

•	the difference between the base salary and annual bonus awards of the Chief Executive Officer and the other named executive officers was significantly lower than the difference for comparable companies, fostering a team-based approach which we believe is fundamental to meeting our long-term objectives;

•	in 2009, we generated net cash from operating activities of $137 million, acquired 3,200 lots in strategic market areas, completed entitlements for 1,061 lots, completed a $250 million equity rights offering and ended the year with a net debt to capitalization ratio of 42%, a significant improvement from 71% at December 31, 2008;

•	the named executive officers’ did not meet our company’s 2009 long-term target corporate performance measures, except Net Debt to Total Book Capitalization, which were as follows:

	Long- Term
Performance Measures	Targets

Return on Average Net Assets	20%
Inventory Turnover	1.5	x
Net Debt to Total Book Capitalization	50%
Return on Opening Stockholders’ Equity	20%
Earning Per Share Growth	10% - 15%
•	the contribution, experience and level of responsibility of each individual.

(ii) Long-Term Ownership Participation
Long-term ownership participation plans for the named executive officers consist of (1) a stock option plan and (2) a deferred share unit plan. The purpose of these plans is to align the interests of the named executive officers with our stockholders and to motivate them to maximize the total return on our stockholders’ equity over the long term. Long-term ownership participation is targeted at the upper quartile level for comparable companies within the homebuilding industry for named executive officers with greater responsibility and ability to influence the achievement of our corporate performance objectives.
Stock options and deferred share units are used as long-term incentives because:
•	they align the interests of the named executive officers with those of our stockholders, foster stock ownership, are performance-based and focus the executives on maximizing the total return on our stockholders’ equity; and

•	the minimum five-year period for vesting encourages retention of the named executive officers.

Stock Options

Stock options are granted to the named executive officers by the Compensation Committee generally once a year, upon the approval of the year-end financial statements (see “Other Compensation Policies – Timing of Stock Option and Deferred Share Unit Grants” below for details). The number of options granted to the named executive officers is discretionary, based upon the effective capital made available to an individual, a subjective evaluation of the named executive officer’s performance with regard to our company’s corporate performance objectives and our performance relative to the industry and to motivate them to maximize the total return on our stockholders’ equity over the long term. No quantitative relative weights are assigned to these factors when setting option awards.

All stock options granted under the stock option plan incorporate the following material terms:
•	the exercise price of the option is not less than the closing market price on the NYSE of a share of our common stock on the date of grant;

•	options vest a maximum of 20% per year over a five-year period beginning with the date of grant; and

•	options are not exercisable later than 10 years after the date of grant.
Deferred Share Units

Our deferred share unit plan provides that the Chief Executive Officer may, at his option, receive up to 100% of his annual bonus award, if any, in the form of deferred share units (“DSUs” or “units”). The annual bonus award is converted to units based on the closing price of a share of our common stock on the NYSE on the date of the award. The portion of the annual bonus award elected to be received in units by the Chief Executive Officer may be increased by the Compensation Committee by a factor of up to two times for purposes of calculating the number of units to be allocated under the plan. No annual bonus was awarded to the Chief Executive Officer for fiscal 2008 and the Chief Executive Officer did not elect to receive his annual bonus award for fiscal 2009 in units. The deferred share unit plan also permits the Compensation Committee to award deferred share units to any of our company’s executives in order to further align the recipients interests with those of our stockholders. An executive who holds units will receive additional units as dividends are paid on shares of our company’s common stock, on the same basis as if the dividends were reinvested. In 2009, the named executive officers did not receive any additional units under this feature. The units vest 20% per year over a five-year period beginning with the date of grant and are only redeemable upon retirement, resignation, termination or death.
Our stock option and deferred share unit plans are described in more detail under “Executive Compensation – Narrative Disclosure to Summary Compensation and Plan-Based Awards Tables” below.
2009 and 2010 Long-Term Ownership Participation Decisions and Analysis
Stock option awards for fiscal 2009 were granted in the first quarter of 2010 based on the Compensation Committee’s consideration of our company’s overall compensation objectives. For fiscal 2009, 60,000 options were granted to one named executive officer (representing approximately 20% of all stock options granted to our company’s employees). No stock option awards were made to our Chief Executive Officer or Chief Financial Officer for fiscal 2009. The stock options were awarded on a discretionary basis reflecting the effective capital made available to the individual, a subjective evaluation of the named executive officer’s performance with regard to our company’s corporate performance objectives, the performance of our company in 2009 relative to the industry and to motivate them to maximize the total return on our stockholders’ equity over the long term. No quantitative relative weights were assigned to these factors when setting option awards.

The following table details the grant date fair value of the stock option and deferred share unit awards granted to our named executive officers in 2010 for fiscal 2009, granted in 2009 for fiscal 2008, granted in 2008 for fiscal 2007 and granted in 2007 for fiscal 2006 together with the median value of long-term participation awards granted to executives holding similar positions at companies in the benchmarked group:

					Medium Long-Term
	Long-Term Ownership				Incentive Awards –
	Participation Grants (Year Granted)				Benchmarked
Name	2010(1)	2009(2)	2008 (3)	2007 (4)	Companies

Ian G. Cockwell	—	$1,620,000	$701,959	$1,211,900	$2,029,294
Craig J. Laurie	—	—	—	—	$708,300
William B. Seith	$170,400	$238,750	$555,379	$328,800	$120,250

(1)	Represents grant date fair value of stock option awards granted February 9, 2010 relating to fiscal 2009, as follows: William Seith – 60,000 stock options.

(2)	Represents grant date fair value of stock option awards granted February 2, 2009 relating to fiscal 2008, as follows: Ian Cockwell – 1,000,000 stock options; and William Seith – 125,000 stock options.

(3)	Represents grant date fair value of stock option and deferred share unit awards granted February 1, 2008 relating to fiscal 2007 , as follows: Ian Cockwell – 65,000 stock options and 22,012 deferred share units; and William Seith – 20,000 stock options and 25,000 deferred share units.

(4)	Represents grant date fair value of stock option and deferred share unit awards granted February 1, 2007 relating to fiscal 2006, as follows: Ian Cockwell – 90,000 stock options and 8,789 deferred share units; and William Seith – 20,000 stock options.
The exercise price for each of the option grants was based on the closing price of a share of our common stock on the NYSE on the date the Compensation Committee approved the grant, and each of the options granted vests over five years, with the exception of the February 2, 2009 grant to Mr. Cockwell, which in order to encourage his retention, will vest in its entirety on February 2, 2014.
For 2007 and prior years, the Chief Executive Officer elected to receive all of his annual bonus in the form of deferred share units. Pursuant to the terms of the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated. No annual bonus was awarded to the Chief Executive Officer for the 2008 fiscal year and he did not elect to receive his annual bonus award for fiscal 2009 in the form of deferred share units.
Other 2009 and 2010 Compensation Matters
Craig Laurie was appointed as our Chief Financial Officer effective November 28, 2008. Effective February 2, 2009, we entered into a Management Services Agreement with an affiliate of our largest stockholder, Brookfield, relating to the employment of Mr. Laurie, the material terms of which are summarized below:
Effective February 2, 2009, we will pay directly to the Brookfield affiliate a quarterly service fee of $80,000 with respect to Mr. Laurie’s employment by us as our Chief Financial Officer. Commencing with the fiscal year ending December 31, 2009, Mr. Laurie will have the opportunity to participate in our company’s long-term ownership participation plans. Mr. Laurie is also entitled to receive from us reimbursement for travel related and out-of-pocket expenses incurred in connection with his services to our company. Mr. Laurie is not eligible to participate in our benefits and 401(k) plan.
This agreement was terminated effected December 31, 2009 and Mr. Laurie is currently eligible to participate in the compensation arrangements available to our named executive officers, consisting of a base salary of $320,000 for the 2010 fiscal year, discretionary annual cash bonus award, the opportunity to participate in our company’s long-term ownership participation plans and participation in our benefits and 401(k) plan.
Other Compensation Policies
Share Ownership Policy
In order to promote equity ownership and further align the interests of our Chief Executive Officer and Chief Financial Officer with the interests of our stockholders, we have adopted share ownership guidelines for these individuals. Under these guidelines, the Chief Executive Officer and Chief Financial Officer are expected to hold an investment equal to five times their base salary, based on the market value of the shares or deferred share units held, to be attained over a three-year period from being appointed to such position. The Chief Executive Officer’s shareholdings are currently in excess of these investment guidelines and our Chief Financial Officer has until November 28, 2011 to attain the required level of ownership.
We prohibit the named executive officers from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning our stock, unless disclosed to the Compensation Committee prior to a transaction.
Timing of Stock Option and Deferred Share Unit Grants
We have established a policy and procedure on stock option and deferred share unit grants that includes the following provisions governing the timing of such grants:
•	The Compensation Committee determines and approves its annual award of stock options and deferred share units (whether to the named executive officers or other employees) at a Committee meeting held during the first quarter of the fiscal year at the time of the approval of the year-end financial statements;

•	The grant date of stock options or deferred share units is always the date of the approval of the grants;

•	Management has no control over selecting the grant date;

•	Pursuant to the stock option plan, the exercise price of the stock options is the closing price on the NYSE of the underlying common stock on the grant date;

•	Pursuant to the deferred share unit plan, deferred share unit grants are calculated using the closing price on the NYSE of a share of our common stock on the grant date;

•	Stock option and deferred share unit awards are promptly reported on Form 4 with the Securities and Exchange Commission for all named executive officers and directors.
The timing of annual stock option grants and deferred share unit awards is concurrent with our earnings release for the fiscal year. As a result, the Committee may be in possession of material non-public information on the grant date. However, as the approval and grant date is always the date of our earnings release for the fiscal year, neither we, nor the Compensation Committee is in a position to time these grants or the annual earnings release in order to impact the value of executive compensation either positively or negatively.
Tax Deductibility of Compensation
We consider the deductibility for tax purposes of all material elements of our compensation arrangements. Compensation plans are reviewed in light of applicable tax provisions, including Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year.
Additional Senior Operating Management Compensation Disclosure
The compensation arrangements of the Senior Operating Management of our company’s business units are focused on rewarding performance in their business unit and comprise:
•	short-term compensation (base salary); and

•	participation in the net income of their business unit.
Short-term cash compensation (base salaries) for the Senior Operating Management are maintained below the median level of total cash compensation for comparable companies within the homebuilding industry, in return for the opportunity to participate in the long-term value creation through a participation in the net earnings of their business unit.
Senior Operating Management Team’s participation in the net earnings of their business unit align them with stockholders in participating in the return from the assets they manage at a level higher than the upper quartile level for similar companies. For 2009, there were 26 participants in the Senior Operating Management Long-Term Participation Plan and no participation amounts were paid.
For 2009, an objective-based payment was earned by the Senior Operating Management to focus them on corporate objectives of cash flow and value creation. The payment was performance based with individual payouts of up to 40% of base salary.

COMPENSATION COMMITTEE REPORT
The Management Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion has recommended to the board of directors that the Compensation Discussion and Analysis be included in Brookfield Homes Corporation’s Proxy Statement.
MANAGEMENT RESOURCES & COMPENSATION COMMITTEE
Bruce T. Lehman, Chairman
David M. Sherman
Michael D. Young

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table details the compensation of our Chief Executive Officer, Chief Financial Officer and our other named executive officer for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007:

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
				Stock		Plan	Deferred	All Other
Name and Principal				Awards	Option	Compen-	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)	(DSUs)($)(3)	Awards ($)(3)	sation ($)	Earnings ($)	($)(4)	Total ($)

Ian G. Cockwell	2009	$350,000	$140,000	—	$1,620,000	—	—	$19,545	$2,129,545
President & Chief	2008	$350,000	—	—	$351,959	—	—	$102,402	$804,361
Executive Officer	2007	$300,000	$350,000 (2)	—	$891,900	—	—	$176,108	$1,718,008

Craig J. Laurie (1)	2009	—	—	—	—	—	—	—	—
Executive Vice	2008	—	—	—	—	—	—	—	—
President & Chief Financial Officer

William B. Seith	2009	$210,000	$40,000	—	$238,750	—	—	$10,545	$499,295
Executive Vice	2008	$210,000	—	$397,500	$157,879	—	—	$14,053	$779,432
President, Risk	2007	$200,000	$60,000	—	$328,800	—	—	$9,730	$598,530
Management

(1)	Mr. Laurie was appointed Chief Financial Officer effective November 28, 2008. We entered into a Management Services Agreement effective February 2, 2009 relating to the employment of Mr. Laurie as our Chief Financial Officer. This agreement was terminated effective December 31, 2009. Further information regarding these arrangements is provided in the Compensation Discussion and Analysis under the heading “Other 2009 and 2010 Compensation Matters.”

(2)	Mr. Cockwell elected on February 1, 2008 to receive 100% of his annual bonus award for the 2007 fiscal year of $175,000 in deferred share units, increasing his deferred share units by 22,012. Pursuant to the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated. The grant date fair value of this award was $350,000.

(3)	Dollar amounts in the Stock Awards and Option Awards columns for 2009, 2008 and 2007 reflect the aggregate grant date fair value of awards made during the respective fiscal year computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions made in the valuations, refer to Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2009, Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2008 and Note 7 to our consolidated financial statements for the fiscal year ended December 31, 2007.

(4)	Refer to the All Other Compensation Table below for details of amounts paid in 2009.

ALL OTHER COMPENSATION TABLE
The following table details each item of compensation of our named executive officers for the fiscal year ended December 31, 2009, required to be included in the “All Other Compensation” column in the Summary Compensation Table above:

Name	Company Contributions to Retirement Savings Plan and Life Insurance Premiums(1)

Ian G. Cockwell	$19,545
Craig J. Laurie	—
William B. Seith	$10,545

(1)	Our named executive officers do not participate in any defined benefit, actuarial pension plan or any other post-retirement supplementary compensation plans. Named executive officers receive an annual contribution to their retirement savings plans equal to a percentage of annual base salary, and we pay a life insurance premium annually on behalf of the named executive officers which in 2009 was as follows: Ian Cockwell – $1,156; and William Seith – $511.
2009 GRANTS OF PLAN-BASED AWARDS TABLE
The following table details each grant of an award to a named executive officer in the fiscal year ended December 31, 2009 under our stock option and deferred share unit plans:

		All Other Stock	All Other Option		Grant Date Fair Value
		Awards: Number of	Awards: Number of	Exercise or Base	of Shares of Stock or
		Shares of Stock or	Securities Underlying	Price of Option	Units (DSUs) and
Name	Grant Date	Units (DSUs) (#)	Options (#) (1)(2)	Awards ($/Sh)	Option Awards (3)

Ian G. Cockwell	02/02/2009	—	1,000,000	$2.65	$1,620,000
Craig J. Laurie	—	—	—	—	—
William B. Seith	02/02/2009	—	125,000	$2.65	$238,750

(1)	Denotes awards granted under the stock option plan.

(2)	The stock options were granted on February 2, 2009. Not included here are options granted February 9, 2010 at an exercise price of $7.34 per share as follows: William Seith – 60,000. With the exception of the options granted to Mr. Cockwell on February 2, 2009, the options vest 20% per year over a five-year period beginning February 2, 2009 and February 9, 2010, respectively, and are exercisable over a 10-year period from the date of grant. Mr. Cockwell’s February 2, 2009 options will vest in their entirety on February 2, 2014.

(3)	The grant date fair value of the stock option awards are determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, refer to Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2009.

Narrative Disclosure to Summary Compensation and Plan-Based Awards Tables
During fiscal 2009, in accordance with the compensation objectives and policies described in our Compensation Discussion and Analysis, the named executive officers received compensation comprised of base salary and an allocation of stock options. No annual bonus was awarded to the named executive officers in 2009 for fiscal 2008 and no deferred share unit awards were made. Material terms of our stock option and deferred share unit plans follow:
2009 Stock Option Plan
Our 2009 stock option plan permits our company to grant options to purchase shares of our common stock at the market price on the day the options are granted. Stock options generally vest 20% per year over a five year period beginning with the date of grant, and are exercisable over a 10-year period from that date. A maximum of three million shares (10.6% of our issued and outstanding shares of our company at February 25, 2010) are authorized for issuance under the plan of which approximately 1,556,000 remain available for future issuance as of February 25, 2010. Upon exercise of a vested option and upon payment to us of the exercise price, participants will receive one share of our common stock. The Compensation Committee may permit participants to, rather than exercising an in-the-money option (“in-the-money” means the market value of shares under the option exceeds the exercise price of the options prior to related income taxes), receive an amount in cash equal to the difference between the exercise price of the option and the price by which a securities dealer designated by us is able to sell the shares underlying the options in the market.
Deferred Share Unit Plan
Our deferred share unit plan provides that the Chief Executive Officer may, at his option, receive up to 100% of his annual bonus award in the form of deferred share units (“DSUs” or “units”). The annual bonus award is converted to units based on the closing price of our common stock on the NYSE on the date of the award. The portion of the annual bonus award elected to be received in units by the Chief Executive Officer may, at the discretion of the Compensation Committee, be increased by a factor of up to two times for purposes of calculating the number of units to be allocated under the plan. No annual bonus was awarded to the Chief Executive Officer for the 2008 fiscal year and he did not elect to receive his annual bonus award for fiscal 2009 in units. The deferred share unit plan also permits the Compensation Committee to award deferred share units to any of our company’s executives in order to further align the recipients interests with those of our stockholders. An executive who holds units will receive additional units as dividends are paid on shares of our company’s common stock, on the same basis as if the dividends were reinvested. In 2009, no additional units were received by the named executive officers under this feature.
The units vest 20% per year over a five-year period. The units are only redeemable upon retirement, resignation, termination or death. The cash value of the units, when redeemed, will be equivalent to the closing price on the NYSE of an equivalent number of shares of our common stock. There will be no shares of common stock issued, authorized, reserved, purchased or sold at any time in connection with units allocated. Under no circumstances will units be considered shares of common stock, or entitle any participant to the exercise of voting rights.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
The following table details information about unexercised stock options on an award-by-award basis and the total number of deferred share units that have not vested for each named executive officer as of December 31, 2009:

	Option Awards (1)				Stock Awards (DSUs) (1)
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#) (2)	Vested ($) (3)

Ian G. Cockwell	—	1,000,000	$2.65	2/02/2019	39,535	$316,280
	13,000	52,000	$15.90	2/01/2018
	36,000	54,000	$36.41	2/01/2017
	36,000	24,000	$52.00	2/01/2016
	60,000	15,000	$36.25	2/15/2015
	40,000	—	$21.94	2/18/2014

	185,000	1,145,000

Craig J. Laurie	—	—	—	—	—	—

William B. Seith	—	125,000	$2.65	2/02/2019	20,326	$162,608
	4,000	16,000	$15.90	2/01/2018
	8,000	12,000	$36.41	2/01/2017
	3,000	2,000	$52.00	2/01/2016
	4,000	1,000	$36.25	2/15/2015
	10,000	—	$21.94	2/18/2014
	14,000	—	$1.74	2/13/2013

	43,000	156,000

(1)	Stock options and deferred share units vest 20% per year over a five-year period beginning on the date of grant, with the exception of Mr. Cockwell’s February 2, 2009 stock option grant that will vest in its entirety on February 2, 2014.

(2)	The units indicated under the Stock Awards column are deferred share units granted under our deferred share unit plan that are unvested as of December 31, 2009.

(3)	Market value calculated by multiplying the closing market price of our common stock at December 31, 2009 of $8.00 by the total number of deferred share units that remain unvested as of such date.
2009 OPTION EXERCISES AND STOCK (DSUs) VESTED
The following table provides information regarding each exercise of stock options and the aggregate number of deferred share units that vested during the fiscal year ended December 31, 2009 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards (DSUs)
			Number of Units
	Number of Shares Acquired	Value Realized on	Acquired on	Value at Time
Name	on Exercise (#)	Exercise ($)	Vesting (#) (1)	of Vesting ($) (1)

Ian G. Cockwell	—	—	33,803	$165,821
Craig J. Laurie	—	—	—	—
William B. Seith	—	—	5,081	$12,774

(1)	Vested deferred share units are only redeemable upon retirement, resignation, termination or death. Accordingly, the named executive officers receive no value until the occurrence of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL
Our stock option plan provides that upon a change of control, all unvested stock options shall immediately vest. This accelerated vesting occurs with respect to all stock option awards granted by Brookfield Homes, and not only those granted to the named executive officers. At December 31, 2009, the named executive officers held the following unvested stock options that would become vested upon a change of control:

	Stock Options
	Shares Underlying	Unrealized Value of
Name	Unvested Options (#)	Unvested Options ($)(1)

Ian G. Cockwell	1,145,000	$5,350,000
Craig J. Laurie	—	—
William B. Seith	156,000	$668,750

(1)	The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested options by the closing price of a share of our common stock as of December 31, 2009 of $8.00, and then deducting the aggregate exercise price of these options.
There are no employment contracts, termination of employment or specific change of control arrangements with any of our named executive officers.
2009 DIRECTOR COMPENSATION
During fiscal 2009, our independent directors received an annual retainer of $50,000, paid 50% in cash and 50% in deferred share units of our company. The requirement to accept 50% of the annual retainer in deferred share units is designed to more closely align the interests of directors with the interests of stockholders. Directors had the option to elect to receive up to 100% of their annual retainer in deferred share units. The Chairman of our company earned an additional $75,000 representing the annual Chairman’s fee. Further, the Chairman of the Audit Committee earned an annual cash payment of $10,000 and the chairmen of the other board committees earned an annual cash payment of $5,000, reflecting their additional responsibilities. Directors were reimbursed for travel and other out-of-pocket expenses they incurred in attending board and committee meetings. Non-independent directors who were not employed by our company were entitled to receive 50% of the directors’ annual retainer of $50,000, payable in cash. On February 2, 2009, an allocation of 37,736 and 47,170 deferred share units at a price of $2.65 was made to the independent directors and to the independent Chairman, respectively, as compensation for their additional responsibilities and considerable time commitment during fiscal 2008.
The following table provides the compensation of our directors for the fiscal year ended December 31, 2009:

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned			Incentive Plan	Deferred	All Other
	or Paid in	Stock Awards	Option	Compensation	Compensation	Compensation
Name	Cash ($) (1)	(DSUs)($) (2)	Awards ($)	($)	Earnings	($)	Total ($)

Robert A. Ferchat	$60,000	$100,000	—	—	—	—	$160,000
J. Bruce Flatt (3)	$25,000	—	—	—	—	—	$25,000
Bruce T. Lehman	$55,000	$100,000	—	—	—	—	$155,000
Alan Norris (3)	$25,000	—	—	—	—	—	$25,000
David M. Sherman	$55,000	$100,000	—	—	—	—	$155,000
Robert L. Stelzl	$125,000	$125,000	—	—	—	—	$250,000
Michael D. Young	$50,000	$100,000	—	—	—	—	$150,000

(1)	Independent directors received an annual retainer of $50,000 relating to fiscal 2009, paid 50% in cash and 50% in deferred share units, subject to their election to receive up to 100% of their annual retainer in deferred share units. Refer to the Director Deferred Share Unit Grants Table below for details. A fee of $75,000 was earned by Robert Stelzl for his services as Chairman. A fee of $10,000 was earned by Robert Ferchat for his services as Audit Committee Chairman, and $5,000 each was earned by Bruce Lehman and David Sherman in consideration of their services as Management Resources and Compensation Committee and Governance and Nominating Committee chairmen, respectively.

(2)	Dollar amounts in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the deferred share units allocated in 2009 as compensation for the directors’ additional responsibilities and considerable time commitment during fiscal 2008. Refer to the Director Deferred Share Unit Grants Table below. For a discussion of the assumptions made in the valuation, refer to Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2009.

(3)	Brookfield received director cash compensation for Bruce Flatt and Alan Norris, as non-independent directors not employed by our company, equal to 50% of the directors’ annual retainer of $50,000.
The following table details grants of deferred share units to each independent director during fiscal 2009 and total unvested deferred share units held by each independent director at December 31, 2009:
2009 DIRECTOR DEFERRED SHARE UNIT GRANTS

		Deferred Share		Grant Date	Unvested Deferred Share
Name	Grant Date	Units (#)		Fair Value (3)	Units at Fiscal Year End (#)

Robert A. Ferchat	02/02/2009	18,868	(1)	$50,000	60,864
	02/02/2009	37,736	(2)	$100,000

Bruce T. Lehman	02/02/2009	9,434	(1)	$25,000	49,365
	02/02/2009	37,736	(2)	$100,000

David M. Sherman	02/02/2009	18,868	(1)	$50,000	60,910
	02/02/2009	37,736	(2)	$100,000

Robert L. Stelzl	02/02/2009	9,434	(1)	$25,000	58,794
	02/02/2009	47,170	(2)	$125,000

Michael D. Young	02/02/2009	9,434	(1)	$25,000	51,511
	02/02/2009	37,736	(2)	$100,000

(1)	Deferred share units granted to independent directors consisted of 50% of the 2009 annual retainer of $50,000 required to be received in deferred share units by each director plus an additional amount up to 100% of the annual retainer elected to be received in deferred share units by each director.

(2)	Additional deferred share units allocated on February 2, 2009 as compensation for the independent directors additional responsibilities and considerable time commitment during fiscal 2008.

(3)	The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the grant date valuation, refer to Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2009.

Senior Operating Management Long-Term Participation Plan and Summary Compensation – Significant Employees
Certain senior operating employees, none of whom are executive officers of our company, participate in the Senior Operating Management Long-Term Participation Plan. The plan provides for participation in the net earnings of the business unit by each regional management team. For 2009, no amounts were allocated to participants in the plan. Total unvested amounts in respect of prior years’ participations as at December 31, 2009 vest in accordance with the plan as follows: 2010 – $2.0 million; and 2011 – $0.6 million. For further background and other information see “Compensation Discussion and Analysis – Senior Operating Management Long-Term Participation Plan.”
SUMMARY COMPENSATION TABLE – SIGNIFICANT EMPLOYEES
The following table details the material elements of the compensation of the significant employees of our company’s business units for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, none of whom are named executive officers of our company:

			Bonus/Stock	Non-Equity
			Awards/	Incentive Plan
Name and Principal Position	Year	Salary ($)	Option Awards ($)	Compensation ($)(1)	Total ($)

Stephen P. Doyle	2009	$220,000	—	—	$220,000
President, Brookfield	2008	$220,000	—	—	$220,000
San Diego Holdings LLC	2007	$200,000	—	—	$200,000

Robert Hubbell	2009	$220,000		—	$220,000
President, Brookfield	2008	$220,000	—	—	$220,000
Washington LLC	2007	$200,000	—	—	$200,000

Adrian Foley	2009	$220,000		—	$220,000
President, Brookfield	2008	$220,000	—	—	$220,000
Southland Holdings LLC	2007	$200,000	—	$586,000	$786,000

John J. Ryan	2009	$220,000	—	—	$220,000
President, Brookfield	2008	$220,000	—	—	$220,000
Bay Area Holdings LLC	2007	$200,000	—	$180,000	$380,000

(1)	Amounts earned pursuant to the terms of the Senior Operating Management Long-Term Participation Plan described above with respect to the fiscal year indicated in the table. Amounts that individuals receive under the Plan with respect to a particular year vest 40% following approval of the year end financial statements, with the remaining 60% vesting over three years, annually thereafter, at the rate of 30%, 20%, and 10%, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We were incorporated on August 28, 2002 in Delaware and thereafter we acquired all the California and Washington D.C. Area homebuilding and land development operations of Brookfield Properties Corporation. We and Brookfield Properties are “affiliates,” as Brookfield Asset Management Inc. (“Brookfield”) directly and indirectly owns approximately 60% (82% assuming full conversion by it of our 8% Convertible Preferred Stock, Series A owned by it) and 50% of each corporation, respectively.
A subsidiary of Brookfield has provided us with an unsecured revolving credit facility that was amended most recently in April 2009. The facility is in an aggregate principal amount not to exceed $100 million and is repayable on or before December 31, 2011. The facility is in the form of a promissory note that bears interest on the unpaid principal amount outstanding at USD LIBOR plus 3.5%. The facility contains covenants requiring us to maintain minimum stockholders’ equity of $300 million and a consolidated net debt to book capitalization ratio of no greater than 70%.
A subsidiary of Brookfield has provided our subsidiary Brookfield Homes Holdings Inc. with an unsecured revolving acquisition and operating credit facility that was amended most recently in July 2009. The facility is in an aggregate principal amount of $100 million, bears interest on the unpaid principal amount outstanding initially at 12% per annum and matures December 31, 2012. The facility contains covenants requiring Brookfield Homes Holdings Inc. to maintain a minimum stockholders’ equity of $300 million and a consolidated net debt to capitalization ratio of no greater than 70%.
We and our wholly-owned subsidiary, Brookfield Homes Holdings Inc., entered into a license agreement with Brookfield Properties (US) Inc., a subsidiary of Brookfield Properties, under which we, Brookfield Homes Holdings Inc. and our subsidiaries pay to Brookfield Properties (US) Inc. an annual fee in the total amount of $50,000 for the right to use the names “Brookfield” and “Brookfield Homes.” We expect that the license agreement will permit us to use the “Brookfield” name in connection with our homebuilding business for an indefinite period of time, subject to customary termination provisions including upon a change of control of our company.
We sublease our administrative offices in Toronto, Ontario from Brookfield, which leases the space from Brookfield Properties. We are required to pay approximately $100,000 per year in rent under our Toronto sublease, which expires in 2011.
Effective February 2, 2009, we entered into a Management Services Agreement with an affiliate of Brookfield. Pursuant to the Agreement, we paid directly to the Brookfield affiliate a quarterly service fee of $80,000 with respect to Craig Laurie’s employment by us as our Chief Financial Officer. This agreement was terminated effective December 31, 2009.
Four of our directors serve as executive officers and/or directors of our affiliates, outlined as follows:
•	J. Bruce Flatt is Senior Managing Partner and Chief Executive Officer and a director of Brookfield, a publicly traded company which owns approximately 60% of our outstanding shares (82% assuming full conversion by it of our 8% convertible preferred stock owned by it), and is a director of several of Brookfield’s affiliates;

•	Alan Norris is an executive officer of Brookfield Properties, which is an affiliate of Brookfield;

•	Timothy R. Price is an executive of Brookfield; and

•	Robert L. Stelzl is an independent director of Brookfield Properties.
Stephen Doyle, Robert Hubbell and John Ryan, Presidents of Brookfield San Diego Holdings LLC, Brookfield Washington LLC and Brookfield Bay Area Holdings LLC, respectively, each own a 10% interest in the LLC of which they are President. Adrian Foley, President of Brookfield Southland Holdings LLC and Richard Whitney, President of Brookfield California Land Holdings LLC each own a 5% interest in the LLC of which they are President. Jeffrey J. Prostor, President of BH/JP Hawaii Holdings LLC, owns a 50% interest in this entity.
Pursuant to a written policy adopted by the board of directors, the independent directors of the board are responsible for the approval of any material transactions to be entered into between our company and any of our directors, executive officers, director nominees or our stockholders who are known by us to be the beneficial owner of more than five percent of our common shares, and their respective immediate family members. To help identify related party transactions, we require our directors and executive officers to complete a director and officer questionnaire identifying any transaction with us in which the director or officer or their immediate family member has an interest. There were no related party transactions required to be reported by us since the beginning of our fiscal year that did not require review or approval pursuant to our policy or where our policies were not followed.

AUDIT COMMITTEE REPORT
The Audit Committee operates pursuant to a written Audit Committee Charter. A copy of the Audit Committee Charter has been posted on our website under the Corporate Governance link. Please refer to the section of this proxy statement entitled “Information Regarding the Board of Directors – Committees of the Board – Audit Committee” for a description of the Audit Committee’s primary duties and responsibilities.
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2009. Further, the Audit Committee has discussed with our independent auditor, the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor. After consideration, the Audit Committee has determined that the services related to the fees earned by the independent auditor under the heading “All Other Fees” below are compatible with the auditor’s independence.
Based on its review and discussion as described above, the Audit Committee has recommended to the board of directors that the audited financial statements for fiscal 2009 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Further, the Audit Committee approved the engagement of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010.
AUDIT COMMITTEE
Robert A. Ferchat, Chairman
Bruce T. Lehman
Robert L. Stelzl
PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Deloitte & Touche LLP audited our financial statements for the fiscal years ended December 31, 2009 and 2008 and the Audit Committee has appointed Deloitte & Touche as our independent auditors for the fiscal year ending December 31, 2010. In the event that ratification of this appointment of auditors is not approved by a majority of the shares of common stock voting on this Proposal, the Audit Committee will review its future appointment of independent auditors.
Representatives of Deloitte & Touche attend all meetings of the Audit Committee. The Audit Committee reviews all services performed by Deloitte & Touche, as well as the fees charged by Deloitte & Touche for such services. Additional information concerning the Audit Committee and its activities with Deloitte & Touche can be found in this proxy statement under the headings “Information Regarding the Board of Directors – Committees of the Board – Audit Committee” and “Audit Committee Report.”
A representative of Deloitte & Touche plans to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.
Fees Paid to Deloitte & Touche LLP
The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte & Touche during fiscal 2009 and 2008:

	2009	2008
Audit Fees	$522,000	$565,000
Audit-Related Fees	40,000	90,000
All Other Fees	25,000	—

Total	$587,000	$655,000

Audit Fees include the fees for the audit of our consolidated financial statements (including quarterly reviews), the audit of our internal controls in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and the audits of our 401K plan and certain subsidiaries and the registration of the 2009 stock option plan.
Audit-Related Fees include the fees for professional services for our rights offering prospectus documents and the registration of the 2009 stock option plan.
All Other Fees include the fees for professional services rendered for the SEC comment letters.

Pre-Approval Policies
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.
In connection with the engagement of the independent auditor, the Audit Committee pre-approves specifically described services that are within the four categories of services listed below, including the pre-approval of fee limits for the specifically described services within each category. The Audit Committee’s pre-approval process of specific services and fees includes a review of specific services to be performed, a review of fees incurred for such services in the past, a review of expected fees to be incurred in fiscal 2010 and a comparison of fees incurred by other homebuilders for similar services. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. Fees for any of the above services that will exceed the pre-approval fee limits must be separately approved by the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.
1.	Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services.
2.	Audit Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, special procedures required to meet certain regulatory requirements and consultation regarding financial accounting and reporting standards.
3.	Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.
4.	All Other Services are those associated with permitted services not included in the other categories.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management. No services were approved by the Audit Committee pursuant to the de minimus exception to the pre-approval requirements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT
OF DELOITTE & TOUCHE LLP AS BROOKFIELD HOMES’ INDEPENDENT AUDITORS FOR 2010.
OTHER MATTERS
Management and the board of directors do not know of any matters other than those described in this proxy statement which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, certain of our officers, and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, we believe that all filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2009, except that Robert Stelzl filed a Form 4 on February 9, 2009 relating to deferred share units granted February 2, 2009.

STOCKHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING
No stockholder proposals were made for the 2010 Annual Meeting. Any stockholder who intends to present a proposal for action at our 2011 Annual Meeting of Stockholders, and to have us include such proposal in the proxy soliciting materials must deliver a copy of the proposal to us not later than November 16, 2010. Such proposal must comply with all applicable rules of the Securities and Exchange Commission. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the board of directors for action on such proposals.
For any proposal that is not submitted for inclusion in the proxy statement for our 2011 Annual Meeting, but is instead sought to be presented directly at our 2011 Annual Meeting, SEC rules permit proxy holders to vote proxies in their discretion if we: (1) receive notice of the proposal before the close of business on January 30, 2011, and advise stockholders in the proxy statement for the 2011 Annual Meeting about the nature of the matter and how the proxy holders intend to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on January 30, 2011. Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to Shane D. Pearson, Vice President and Secretary, Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031.
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
Our Annual Report to Stockholders, including financial statements for the year ended December 31, 2009, is available, along with this Proxy Statement at http://www.proxyvoting.com/bhs. The Annual Report to Stockholders is also available on our website at www.brookfieldhomes.com. Copies of our Annual Report on Form 10-K, which is on file with the SEC, are available to any stockholder who submits a request in writing to Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, Virginia 22031.

Fairfax, Virginia March 16, 2010	By Order of the Board of Directors, Shane D. Pearson Vice President and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Brookfield Homes Corporation

OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

WO# 69583 Fulfillment# 69599

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS IN THIS PARAGRAPH UNLESS OTHERWISE STATED IN THE PROXY STATEMENT.

Please mark your votes as indicated in this example [X]

1. Election of Directors

Nominees:	**FOR** all nominees Listed at left (except as marked to the contrary below)	**WITHHOLD AUTHORITY** to vote for all nominees listed at left	***EXCEPTIONS**
01 Ian G. Cockwell 02 Robert A. Ferchat 03 J. Bruce Flatt 04 Bruce T. Lehman 05 Alan Norris 06 Timothy R. Price 07 David M. Sherman 08 Robert L. Stelzl 09 Michael D. Young	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	**AGAINST**	**ABSTAIN**
2. Ratification of Appointment of Independent Auditors	☐	☐	☐

3. In their discretion, the proxies are authorized to vote in accordance with their judgment on other business properly brought before the Annual Meeting or any adjournment.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement accompanying said notice.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ______________________ Signature ______________________ Date ____________

Note: Please sign exactly as names appear herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR VOTE I S IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are avail able 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prio r to the annual meeting date. INTERNET http://www.proxyvoting.com/bhs Use the Internet to vote your proxy. Brookfield Homes Corporation Have your proxy card n i hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone tele phone to vote your proxy. Have your proxy card in hand when you cal . I f you vote your proxy by I n ternet or by t e lephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return i t i n the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO # Fulf illment# 69583 69599 FOLD AND DETACH HERE THE BOARD OF DIR ECT ORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. THIS PROXY WHE N PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIR ECTED HEREIN BY THE UNDERSIG NED STOCKHOLDE R. IF NO DIRECTIO N IS MADE, THIS PROXY WILL BE V OTED AS RECOMMENDED BY THE BOARDO F DIRECTORS IN THIS PARAGRAPH UNLESS OTHERWISE STATED IN THEPROXY STATEMENT. Plea se mark your votes as
FOR n i dic ated n i t h is example X WITHHO LD all nominees Lis t e da t AUTHORIT Y to v ote l e ft ( exceptas m arke d o f r al no minees 1. Election of Directors t o t hec ontra y r b lis teda t l eft *EXCEPTIONS FOR AGAINST ABSTAIN elow) Nominees: 01 a I n G. Cockwell 2. R ati ficati on of Appointment of In depende nt Auditors 02 Robert A. Ferchat 03 J. Bru ce Flatt 04 BruceT . Lehman 05 Ala n N orris I ( NSTRUCTIONS: To wit hhold authority to vote for any 3. n I h t eir discretion, t h e proxies are &nbs p; authoriz ed to vot e n i a ccordancew ith th eir judg ment 06 Timoth y R. Price i n dividualn ominee,m ark the “Excepti ons” boxa ndw rite on other business properly brought before &n bsp; the Annual Meeti ng or any adjournment. 07 David M. Sherman that nomi n ee’s name i n th e space ed belo w.) provid 08 Robert L. Stelzl 09 Michael D. Young *Exceptions ___ Theu nders igned here by ratifi es and confirms allt hat said attorneys and proxies, or any o f them, o r their substitu t e s, sha ll la wfully doo r c a use tob ed one by virt u &nbs p;e he reof, and h ereb y revokes any and all proxie s hee r to fore give n by the undes r ign ed to vote at said meeti ng. The undersigned of the noticeo f said Annual acknowledges Meeting receipt an d the proxy state ment accom panying said noti ce. Mark Here o f r Adde r ss C hange or Comments SEE REVERSE Signature Sig nature Date Note: Ple ase sign exactly as names appear herein. When ar e held by joint t e nants, both should sign. When signing as attorney, executor, administrator, trustee, or guard ian, please give u f ll t i I f a shares tles as such. corporation, pl ease sig n in u f ll corporate nam e by President other authorized officer. I f &n bsp; a partnership, please sign n i partnership name by &n bsp; an authoriz ed per son. or

BNY Mellon Shareowner Services, the transfer agent for Brookfield Homes Corporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

BROOKFIELD HOMES CORPORATION 2010 PROXY

ANNUAL MEETING OF STOCKHOLDERS APRIL 30, 2010

PROXY

COMMON STOCK

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031

PLEASE SIGN AND DATE ON REVERSE SIDE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#	Fulfillment#
69583	69599

You can now access your Brookfield Homes Corporation account online. Access your Bro okfie ld Homes Corporationa ccount online via Investor ServiceDirect® (ISD). BNY Mel onS hareowner Services, the tr ansfer agent for Brookfield Homes Corporation, now makes it easy and convenie nt to get curre nt in formation ony our sharehold er account. • View account status • Viewp ayment history for dividends • View certificate history • Make address changes • View book-entry info rmation • Obtain a duplic ate 1099 tax form Visitu s on the web at http://www.b nymel on.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Frid ay Eastern Tim e Investor ServiceDirect® Availa ble 24 hours per day, 7 days per week TOLLF REE NUMBER: 1-800-370-1163 Choose MLin kSM for a f st, easy and secure 24/7 onlin e access to your u f ture proxy materia ls, investment plan statements, tax documents and more. Simply o l g on to n I vestor Servic eDirect® at www.bnymel on.com/shareowner/is d where step-by-step instructions wil lp rompt you th rough enrollment. Important notic e regardin gt he Internet avail ability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report toS tockholders are available at: http://www.p roxyvoting.com/bhs FOLD AND DETACH HERE BROOKFIELD HOMES CORPORATION 2010 PROXY ANNUAL MEETING OF STOCKHOLDERS APRIL 30,2 010 PROXY COMMONS TOCK Brookfield Homes Corporation 8500 Executiv e Park Avenue, Suite 300, Fairfax, VA,2 2031 THIS PROXY IS SOLICITED ON BEHALFO F THE BOARD OFD IRECTORS The undersigned hereby nominates, constitutes and appoints Robert L. Stelzl and Ian G. Cockwell, and each of them, attorneys,a gents and proxies of the undersigned, with full power of substitution, to represent and to vote as designated on the reverse side of this card on each of thef ollowing matters, al share s of Common Stocko f Brookfield Homes Corporation (the “Company”), held of record by the undersigned at the clo se of business on March 5, 2010, at the Annual Meeting of Stockholders to be held on April 30, 2010, or any adjo urnments th ereof. PLEASES G I N AND DATE ON REVERSE SID E. BNY MELLONS HAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 WO# Ful fillmen t# 69 583 69599